EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                                       THREE MONTHS ENDED        SIX MONTHS ENDED
                                            JUNE 30,                 JUNE 30,
                                     ---------------------    ----------------------
                                        1998       1997          1998        1997
                                     ----------  ---------    ----------  ----------
Basic income per common share:
  Net Income                         $  668,800  $  543,179   $1,283,981  $1,126,599

  Weighted average common shares
    outstanding                       3,011,416   2,974,622    2,997,717   2,970,675

  Basic income per common share      $     0.22  $     0.18   $     0.43  $     0.38

Dilutive income per common share:
  Net income                         $  688,800  $  543,179   $1,283,981  $1,126,599

  Weighted average common shares
    outstanding                       3,011,416   2,974,622    2,997,717   2,970,675
  Dilutive effect of stock options      195,285     179,780      203,421     178,744
                                     ----------  ----------   ----------  ----------
  Total shares                        3,206,701   3,154,402    3,201,138   3,149,419

  Dilutive income per common share   $     0.21  $     0.17   $     0.40   $    0.36
